Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to use in this Registration Statement on Form S-4 of TRI Pointe Homes, Inc. of our report dated April 26, 2013 (June 14, 2013 as to Note 19), relating to the consolidated financial statements of Longview Timber LLC and subsidiaries as of and for the year ended December 31, 2012, which appeared in the Current Report on Form 8-K of Weyerhaeuser Company dated June 17, 2013, which is incorporated by reference in the Registration Statement, and to the reference to us under the heading “Experts” appearing in the prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
January 8, 2014